Rocket Fuel Names Rex Jackson as Chief Financial Officer

REDWOOD CITY, Calif., Feb. 24, 2016 - Rocket Fuel (NASDAQ: FUEL), a leading Programmatic Marketing Platform provider, today announced that Rex Jackson will join the company as chief financial officer. Jackson is an experienced executive and 30-year hardware, software and services veteran with a track record of success and will focus on enabling Rocket Fuel to strengthen its financial performance. His experience as a public company CFO and hands on approach equip him to provide financial, strategic and operational leadership to Rocket Fuel. He will join the company on March 16, 2016.

Jackson brings a remarkably well-rounded executive management background to Rocket Fuel, serving as CFO for three public companies, Synopsys, Symyx and JDS Uniphase, as general counsel to both private and public companies, and in a breadth of other senior business roles. Most recently, at JDSU (now Viavi Solutions), Jackson and his teams implemented Oracle’s ERP system internationally in just eight months, and drove improvements across the finance organization while reducing costs for his organization (finance, M&A, IT and real estate/facilities) by 15-20 percent. He was also instrumental in splitting JDSU into two public companies while driving further operating savings.

“Rocket Fuel is in a strong position to succeed. All the pieces are here -- a newly formed, world-class executive team, superior technology and a fresh go-to-market approach. Rocket Fuel has a great opportunity to turn that into customer and shareholder value,” Jackson said.

“Rex has a sharp business mind, and an exceptional ability to cut to the chase, identify the right next task at hand and provide clarity on how to achieve it,” said Randy Wootton, CEO of Rocket Fuel. “Rex is a key addition to our leadership team, and represents another major step in the company’s commitment to operational excellence, strengthening our financial position and delivering consistent results. You will quickly see Rex taking clear, consistent and strategic action. I am eager to begin working with him.”

Continued Wootton, “I would like to extend a special thanks to Cal Hoagland, a partner with FLG Partners, LLC, who has served as our interim CFO since December and has led key financial strategies and negotiations while with us.” Hoagland will remain in his role as interim CFO until Jackson starts and will work closely with him to ensure a smooth transition.

About Rocket Fuel
A leading Programmatic Marketing Platform provider, Rocket Fuel (NASDAQ: FUEL) offers brands, agencies, and platform partners managed services, as well as a SaaS-based Data Management Platform (DMP) and Demand Side Platform (DSP), to optimize performance, awareness, and lift across marketing objectives, channels and devices. By applying artificial intelligence at big data scale, Rocket Fuel’s Moment Scoring™ technology performs a real-time calculation of each ad opportunity based on a marketer’s goal to determine the likelihood a consumer will engage in a desired action. Moment Scoring technology is designed to go beyond 1:1 marketing by learning to predict what marketing actions to take with a campaign at a precise moment in time, which results in a much more efficient use of marketing dollars. Rocket Fuel serves 96 of the Ad Age 100, three of the top five agency holding company trading desks, and partners with some of the world’s leading CRM platforms, marketing platforms and systems integrators. Headquartered in Redwood City, California, Rocket Fuel has more than 20 offices worldwide.

Investor Relations Contact:
The Blueshirt Group
Whitney Kukulka
ir@rocketfuel.com
415-489-2187

Media Contact:
Kristin Holloway
pr@rocketfuel.com
650-481-6178